n

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2012 (July 6, 2012)

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its Certificate of Incorporation)

Delaware	001-32922	05-0569368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lincoln Centre 5400 LBJ Freeway, Suite 450 Dallas, TX	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 451-6750

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Second Amendment to the Credit Agreement

On July 6, 2012, Aventine Renewable Energy Holdings, Inc. (“Aventine”) and each of its subsidiaries, as co-borrowers (collectively, the “Borrowers”) entered into a second amendment (“Second Amendment”) to the Credit Agreement dated July 20, 2011 (as amended from time to time, the “Credit Agreement”), with Wells Fargo Capital Finance, LLC, as lender and as agent for the lenders (in such capacity, “Wells Fargo”).

Pursuant to the terms of the Second Amendment, commencing on the effective date of the Second Amendment, the Borrowers will be required to deposit cash into a blocked account held with Wells Fargo (the “Blocked Account”) if the Borrowers fail to satisfy the financial covenant under the Credit Agreement to maintain minimum excess availability at least $7.5 million under the Credit Agreement (the “Excess Availability Requirement”). Any such cash deposit will be equal to 103% of the minimum amount of excess availability required under the Credit Agreement minus the amount of excess availability reported by the Borrowers in the most recent borrowing base certificate (the “Shortfall Amount”).  The deposit of the Shortfall Amount into the Blocked Account will be deemed to satisfy the Excess Availability Requirement and to cure any default or event of default which would have otherwise been caused by the failure to maintain the Excess Availability Requirement. The amounts to be deposited are required to be funded from the proceeds of sale of inventory of the Borrowers.

On the effective date of the Second Amendment, the Borrowers were required to deposit approximately $1.9 million into the Blocked Account to cure the event of default resulting from the failure to maintain the Excess Availability Requirement for the week period ending June 8, 2012. Aventine agreed to allow Wells Fargo to deposit cash from a lock box account held with Wells Fargo (the “Lock Box Account”) into the Blocked Account to satisfy this requirement. Pursuant to the terms of the Second Amendment, Wells Fargo and the lenders under the Credit Agreement acknowledged and agreed that this event of default had been cured as though for the week period ending June 8, 2012, the Borrowers had maintained the Excess Availability Requirement.

Further, under the terms of the Second Amendment, on July 27, 2012, the Borrowers are required to deposit into the Blocked Account cash collateral equal to the outstanding principal amount of existing loans plus 103% of the undrawn amount of all outstanding letters of credit as of such date. As a condition precedent to any future loans, the Borrowers will be required to cash collateralize the outstanding principal amount of all loans (including the requested loans) and 103% of the undrawn amount of all outstanding letters of credit, prior to the making of such loans.  As of July 6, 2012 the Borrowers had no outstanding loans and approximately $9.15 million undrawn letters of credit issued under the Credit Agreement.  The Second Amendment also provides that from time to time, Wells Fargo may transfer funds from the Lock Box Account in an amount not to exceed the principal amount of all outstanding loans plus 103% of the undrawn amount of all outstanding letters of credit as of the applicable date of determination.

Funds deposited in the Blocked Account, including amounts funded due to a Shortfall Amount, may increase the borrowing base under the Credit Agreement by up to $7.5 million.

The Second Amendment creates a liquidity reserve (the “Liquidity Reserve Amount”) equal to (a) $50 million (as such amount may be decreased by the amount of commitment reductions in accordance with the terms of the Credit Agreement) minus (b) the sum of (i) the principal amount of all loans then outstanding plus (ii) the undrawn amount of any and all outstanding letters of credit plus (iii) $7.5 million. The Liquidity Reserve Amount reduces the Borrowers’ current availability for loans under the Credit Agreement and imposes a limit on the Borrowers’ ability to borrow additional loans and request the issuance of additional letters of credit. The Second Amendment also reduces the aggregate undrawn amount of letters of credit that are permitted to be outstanding to the lesser of: (i) approximately $9.15 million, (ii) $50 million (as decreased in accordance with the terms of the Credit Agreement) minus outstanding loans minus the Liquidity Reserve Amount and (iii) the borrowing base minus the principal balance of revolving loans. These amendments, together with the requirement to cash collateralize any future loans, effectively prevent the Borrowers from requesting further loans or letters of credit under the Credit Agreement.

The Credit Agreement was restructured to ensure that inventory and proceeds of inventory from the port in Mt Vernon, Indiana (“Indiana Port Leased Premises”) do not contribute towards the Borrowers’ borrowing base until certain conditions are fulfilled. Wells Fargo is also permitted to create separate reserves in respect of inventory and the proceeds of inventory, which reserves would decrease the borrowing base. Wells Fargo and the lenders under the Credit Agreement also waived compliance with covenants to deliver a letter and an acknowledgement that related to mortgages and liens in respect of the Indiana Port Leased Premises and waived any defaults that had resulted or would result from the Borrowers’ failure to deliver such letter and acknowledgment prior to, on or after the effective date of the Second Amendment.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Aventine entered into the Second Amendment on July 6, 2012, which is more fully described in Item 1.01 above and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  July 12, 2012

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ Calvin Stewart
	Name:	Calvin Stewart
	Title:	Chief Financial Officer